Exhibit 10.23

Goldman Sachs Bank USA

October 5, 2012

Empire State Realty Trust, Inc.

Empire State Realty OP, L.P.

One Grand Central Place

60 E 42nd Street, 26th Fl.

New York, NY 10165

Attention:	David A. Karp
Executive Vice President & CFO

$800,000,000 Senior Credit Facilities

Ladies and Gentlemen:

We are pleased to confirm the arrangements under which (a) Bank of America, N.A. (“Bank of America”) is authorized by Empire State Realty Trust, Inc., a Delaware corporation (“Parent”), and Empire State Realty OP, L.P., a Delaware limited partnership (the “Borrower” and, together with Parent, “you”), to be the sole and exclusive administrative agent (in such capacity, the “Administrative Agent”), (b) Goldman Sachs Bank USA (“Goldman Sachs”) is authorized by you to be the sole and exclusive Syndication Agent and (c) Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”) and Goldman Sachs are authorized by you to be joint lead arrangers and joint bookrunners (in such capacities, the “Joint Lead Arrangers”), in each case, for senior credit facilities in an aggregate principal amount of $800,000,000 (the “Facilities”) to the Borrower, in each case on the terms and subject to the conditions set forth in this Commitment Letter and the Summary of Terms (each as defined below).

Bank of America is pleased to offer its several commitment to lend up to $200,000,000 of the amount of the Facilities, and Goldman Sachs is pleased to offer its several commitment to lend up to $200,000,000 of the amount of the Facilities, in each case upon and subject to (x) the terms and conditions set forth in this letter (this “Commitment Letter”) and (y) the terms and conditions set forth in the Indicative Summary of Terms and Conditions attached as Exhibit A hereto and incorporated herein by this reference (the “Summary of Terms”).

Each of MLPFS and Goldman Sachs is pleased to advise you of its willingness in connection with the foregoing commitment, as Joint Lead Arrangers for the Facilities, to use commercially reasonable efforts to arrange a syndicate of financial institutions (including Bank of America and Goldman Sachs) (collectively, the “Lenders”) reasonably acceptable to you for the Facilities.

Bank of America will act, and you hereby appoint Bank of America, as sole and exclusive Administrative Agent for the Facilities, Goldman Sachs will act, and you hereby appoint Goldman Sachs, as sole and exclusive Syndication Agent for the Facilities and MLPFS and Goldman Sachs will act, and you hereby appoint MLPFS and Goldman Sachs, as Joint Lead Arrangers for the Facilities. No additional agents, co-

agents or arrangers will be appointed and no other titles will be awarded without the prior written approval of Bank of America, MLPFS and Goldman Sachs (collectively, the “Commitment Parties”) in consultation with the Borrower. You hereby agree that Bank of America and MLPFS will have “left” placement in any and all marketing materials or other documentation used in connection with the Facilities (and shall hold the leading role and responsibilities conventionally associated with such “left” placement) and that Goldman Sachs will have “right” placement in any and all marketing materials or other documentation used in connection with the Facilities.

The commitments of Bank of America and Goldman Sachs hereunder and the undertakings of MLPFS and Goldman Sachs to provide the services described herein are subject to the satisfaction of each of the following conditions precedent in a manner acceptable to the Commitment Parties: (a) the accuracy and completeness of all representations that you and your affiliates make to the Commitment Parties and your compliance with the terms of this Commitment Letter (including the Summary of Terms) and the Fee Letter (as hereinafter defined); (b) the negotiation, execution and delivery of definitive documentation for the Facilities consistent with the Summary of Terms and otherwise satisfactory to you and the Commitment Parties; (c) the other conditions set forth in the Summary of Terms (including under the headings “Conditions Precedent to Closing” and “Conditions Precedent to All Extensions of Credit”) and the Fee Letter; and (d) commitments in an aggregate principal amount of $400,000,000 shall have been received from Lenders (other than Bank of America and Goldman Sachs) for the remaining portion of the Facilities on the terms and conditions referred to herein and in the Summary of Terms.

You agree to actively assist the Joint Lead Arrangers in achieving a syndication of the Facilities that is satisfactory to the Joint Lead Arrangers and you. Such assistance shall include your using commercially reasonable efforts to (a) provide and to cause your subsidiaries and other affiliates and your advisors to provide the Joint Lead Arrangers and the Lenders upon request with all information reasonably deemed necessary by the Commitment Parties to complete syndication, including, but not limited to, information and evaluations prepared by you, your subsidiaries and other affiliates and your advisors, or on your behalf, relating to the transactions contemplated hereby (including the Additional Financial Information (as hereinafter defined), the “Information”), (b) assist in the preparation of a confidential information memorandum (the “Information Memorandum”) and other materials to be used in connection with the syndication of the Facilities (collectively with the Summary of Terms, the “Information Materials”), (c) ensure that the syndication efforts of the Joint Lead Arrangers benefit materially from your existing banking relationships, (d) assure that, prior to and during the syndication of the Facilities prior to the Closing Date there shall be no competing offering, placement or arrangement of any debt securities or bank financing (other than (x) the incurrence of incremental loans under the Secured Term Loan, dated July 26, 2011 (as amended, supplemented or otherwise modified) among Empire State Land Associates L.L.C., Empire State Building Associates L.L.C., HSBC Bank USA, National Association, DekaBank Deutsche Girozentrale and other institutional lenders and (y) mortgage financings of the properties of the Borrowers and their respective subsidiaries) by you or your affiliates and (e) otherwise assist the Commitment Parties in their syndication efforts, including by making your officers and advisors available from time to time at reasonable times and upon reasonable notice to attend and make presentations regarding the business of you and your subsidiaries, as appropriate, at one or more meetings of prospective Lenders. Notwithstanding anything to the contrary, the Joint Lead Arrangers agree that, prior to the occurrence of the Closing Date (as hereinafter defined) and the initial funding of the Facilities, commitments from the prospective Lenders shall first be allocated to the portion of the Facilities that is not committed to by the Commitment Parties.

It is understood and agreed that the Joint Lead Arrangers, in consultation with you, will manage and control all aspects of the syndication, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Facilities will

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receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Summary of Terms. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole and absolute discretion of the Commitment Parties.

You represent, warrant and covenant that (a) all financial projections concerning you and your subsidiaries that have been or are hereafter made available to the Joint Lead Arrangers or the Lenders by you, any of your subsidiaries or any of your representatives (or on your or their behalf) (the “Additional Financial Information”) have been (to the extent delivered previously) or will be (to the extent delivered after the date of this Commitment Letter) prepared in good faith based upon reasonable assumptions (it being recognized by the Commitment Parties that such Additional Financial Information and other forward-looking information are not a guarantee of financial performance and that actual results during the period or periods covered by any such Additional Financial Information and other forward-looking information may differ from the projected results, and such differences may be material) and (b) all Information, other than Additional Financial Information, other forward-looking information and information of a general economic or industry specific nature, which has been or is hereafter made available in writing to the Joint Lead Arrangers or the Lenders by you, any of your subsidiaries or any of your representatives (or on your or their behalf) in connection with any aspect of the transactions contemplated hereby, as and when furnished, taken as a whole, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading. You agree that if at any time prior to the closing date for the Facilities (the “Closing Date”) any representation, warranty or covenant in the immediately preceding sentence would be incorrect in any material respect if the Information were being furnished, and such representation, warranty or covenant were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information so that such representation, warranty or covenant will be correct in all material respects under those circumstances. In issuing this commitment and in arranging and syndicating the Facilities, the Commitment Parties are and will be using and relying on the Information without independent verification thereof.

You acknowledge that one or more of the Commitment Parties on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks or another similar electronic system. Subject to the immediately succeeding paragraph, in connection with the syndication of the Facilities, you shall be under no obligation to provide Information Materials suitable for distribution to any prospective Lender (each, a “Public Lender”) that has personnel who do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to you or your affiliates, or the respective securities of any of the foregoing. You agree, however, that the definitive credit documentation will contain provisions concerning Information Materials to be provided to Public Lenders and the absence of MNPI therefrom. Prior to distribution of Information Materials to prospective Lenders, you shall provide us with a customary letter authorizing the dissemination thereof.

Notwithstanding the foregoing, at the reasonable request of the Commitment Parties, you agree to prepare additional versions of the Information Memorandum and any other Information Materials reasonably requested by the Joint Lead Arrangers to be used by Public Lenders that do not contain MNPI. It is understood that in connection with your assistance described above, you will provide, and cause all other applicable persons to provide, a customary letter authorizing the dissemination thereof to prospective Public Lenders containing a representation to the Joint Lead Arrangers that the public side versions of the Information Memorandum and any other Information Materials do not include MNPI. In addition, at our request, you will clearly designate as such all Information Materials provided to the Joint Lead Arrangers by or on behalf of you which is suitable to make available to Public Lenders by clearly and conspicuously marking the same as “PUBLIC.” You agree that the Commitment Parties on your behalf may distribute the following documents to all prospective Lenders, unless you advise the Commitment Parties in writing

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(including by email) within a reasonable time prior to their intended distribution that such material should only be distributed to prospective Lenders other than prospective Public Lenders: (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the Facilities’ terms and (c) other materials intended for prospective Lenders after the initial distribution of the Information Materials, including drafts and final versions of the definitive documents with respect to the Facilities. If you advise that any of the foregoing items should be distributed only to Lenders other than Public Lenders, then the Commitment Parties will not distribute such materials to Public Lenders without further discussions with you. You agree (whether or not any Information Materials are marked “PUBLIC”) that Information Materials made available to prospective Public Lenders in accordance with this Commitment Letter shall not contain MNPI.

By executing this Commitment Letter, you agree to reimburse each of the Commitment Parties from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable fees, disbursements and other charges of Kaye Scholer LLP, as primary counsel to the Commitment Parties, and if reasonably deemed appropriate by the Commitment Parties, of special counsel and local counsel to the Commitment Parties and (b) due diligence expenses) incurred in connection with the Facilities, the syndication thereof, the preparation of the definitive documentation therefor and the other transactions contemplated hereby. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

You agree to indemnify and hold harmless each Commitment Party, each Lender and each of their affiliates and their and their respective affiliates’ officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter or any related transaction or (b) the Facilities and any other financings, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense (i) arises out of or is in connection with any action, claim or proceeding not involving an act or omission of you or any of your equityholders or affiliates (or any of your or their partners, members, directors, agents or employees) and that is brought by an Indemnified Party against another Indemnified Party (other than against any agent or arranger (or any holder of any other title or role) in its capacity as such) or (ii) is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s or any of such Indemnified Party’s controlled affiliates’ bad faith, gross negligence, willful misconduct or material breach in bad faith of its agreements under this Commitment Letter. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s or such Indemnified Party’s controlled affiliates’ bad faith, gross negligence, willful misconduct or material breach in bad faith of its agreements under this Commitment Letter. Notwithstanding any other provision of this Commitment

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Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the bad faith, gross negligence or willful misconduct of such Indemnified Party or such Indemnified Party’s controlled affiliates, in each case as determined by a final and nonappealable judgment of a court of competent jurisdiction.

This Commitment Letter, together with the fee letter among you, Bank of America and MLPFS of even date herewith and the fee letter between you and Goldman Sachs of even date herewith (collectively referred to as the “Fee Letter”), and the contents hereof and thereof are confidential and, except for disclosure hereof or thereof on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Facilities, in any legal, judicial or administrative proceeding or as otherwise required by law or regulation or as requested by a governmental authority, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter (including the Summary of Terms but excluding the fees reflected therein) but not the Fee Letter after your acceptance of this Commitment Letter and the Fee Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges. The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of them is required to obtain, verify and record information that identifies the Borrower and each Guarantor (as defined in the Summary of Terms), which information includes the name and address of the Borrower and each of the Guarantors and other information that will allow each of the Commitment Parties to identify the Borrower and each of the Guarantors in accordance with the Act.

The Commitment Parties shall treat all nonpublic information received by them in connection with the Facilities and the related transactions confidentially with the same degree of care as it treats its own confidential information; provided, that nothing herein shall prevent any Commitment Party from disclosing any such information (a) to rating agencies, (b) to any actual or prospective Lenders or participants, direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrower or its obligations under the Facilities, in each case, who are advised of the confidential nature of such information and agree to keep such information confidential, (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case such Commitment Party shall promptly notify you, in advance, to the extent permitted by law and, to the extent we may legally and practically do so, allow you a reasonable opportunity to object to such disclosure in such proceeding or process), (d) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or its affiliates, (e) to officers, directors, employees, partners, members, legal counsel, independent auditors, professionals and other experts or agents of such Commitment Party or any of its affiliates (collectively, “Representatives”) who are informed of the confidential nature of such information and agree to keep information of this type confidential in accordance with customary practices for syndicated loans, (f) to the extent any such information becomes publicly available other than by reason of disclosure by any Commitment Party, its affiliates or Representatives in breach of this Commitment Letter, and (g) for purposes of establishing a “due diligence” defense; provided, further that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any confidential information memorandum or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information. The obligations of the Commitment Parties under this provision shall remain in effect until the earlier of (i) the second anniversary of the date hereof and (ii) the date the definitive documentation for the Facilities becomes effective, at which time any confidentiality undertaking in the definitive documentation shall supersede this provision.

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You acknowledge that one or more of the Commitment Parties or their respective affiliates may be providing financing or other services to parties whose interests may conflict with your interests or those of the Borrower. Each of the Commitment Parties further advises you that it will not make available to you confidential information that it has obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that the Commitment Parties are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you or any of your affiliates that is or may come into the possession of any Commitment Party or any of such affiliates, in each case pursuant to the preceding paragraph.

You agree that the Commitment Parties will act under this Commitment Letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties, on the one hand, and you or your equityholders or affiliates, on the other hand. In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge the understanding of the Borrower and your and its respective affiliates, that: (a) (i) the Facilities and the arranging and other services described herein regarding the Facilities are arm’s length commercial transactions between you and your affiliates, on the one hand, and the Commitment Parties and the Lenders, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (b) (i) each of the Commitment Parties has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (ii) no Commitment Party has any obligation to you or any of your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (c) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any of such interests to you or any of your affiliates. To the fullest extent permitted by law, you, on behalf of yourself and your affiliates, hereby waive and release any claims that you or any of them may have against any Commitment Party with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter. In addition, please note that the Commitment Parties do not provide accounting, tax or legal advice.

This Commitment Letter and the Fee Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter or the Fee Letter by telecopier or facsimile shall be effective as delivery of a manually executed counterpart thereof.

This Commitment Letter (including the Summary of Terms) and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflict-of-laws principles thereof that would require the application of laws of another jurisdiction. You irrevocably and unconditionally submit to the exclusive jurisdiction of, and to venue in, any state or Federal court sitting in the City and County of New York over any suit, action or proceeding arising out of, relating to, based upon or as a result of this Commitment Letter, the Summary of Terms or the Fee Letter or the performance of services hereunder or thereunder. You agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses above shall be effective

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service of process against such party for any suit, action or proceeding brought in any such court. EACH OF YOU AND EACH OF THE COMMITMENT PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, RELATING TO, BASED UPON OR AS A RESULT OF THIS COMMITMENT LETTER (INCLUDING THE SUMMARY OF TERMS), THE FEE LETTER, THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY OR THE ACTIONS OF ANY COMMITMENT PARTY IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

This Commitment Letter (including the Summary of Terms) and the Fee Letter embody the entire agreement and understanding among the Commitment Parties, you and your affiliates with respect to the Facilities and supersedes all prior agreements and understandings relating to the specific matters hereof. However, please note that the terms and conditions of the commitments of Bank of America and Goldman Sachs and the undertakings of MLPFS and Goldman Sachs hereunder are not limited to those set forth herein or in the Summary of Terms. Those matters that are not covered or made clear herein or in the Summary of Terms or the Fee Letter are subject to mutual agreement of the parties. No party has been authorized by any Commitment Party to make any oral or written statements that are inconsistent with this Commitment Letter. This Commitment Letter is not assignable by you without the prior written consent of the Commitment Parties and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties. Each Commitment Party may assign its commitments and agreements hereunder, in whole or in part, to any of its affiliates. This Commitment Letter may not be amended, and no term or provision hereof may be waived or modified, except by an instrument in writing signed by each of the parties hereto.

This Commitment Letter and all commitments and undertakings of the Commitment Parties hereunder will expire at 5:00 p.m. (New York time) on October 12, 2012 unless you execute this Commitment Letter and the Fee Letter and return them to us prior to that time (which may be delivered by facsimile transmission or electronic mail), whereupon this Commitment Letter (including the Summary of Terms) and the Fee Letter (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, all commitments and undertakings of the Commitment Parties hereunder will expire on the earlier of (i) the closing of the Facilities and (ii) February 15, 2013. In consideration of the time and resources that the Commitment Parties will devote to the Facilities, you agree that, until such expiration, you will not (and will not suffer or permit any of your affiliates to) solicit, initiate, entertain or permit, or enter into any discussions in respect of, any offering, placement or arrangement of any credit facility or other debt offering that would compete with the Facilities.

The provisions of this paragraph and the immediately preceding ten paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Facilities shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of any Commitment Party hereunder.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.		GOLDMAN SACHS BANK USA

By:	/s/ Eyal Namordi	By:	/s/ Robert Ehudin
Name:	Eyal Namordi	Name:	Robert Ehudin
Title:	Senior Vice President	Title:	Authorized Signatory

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Philip Bearden
Name:	Philip Bearden
Title:	Director

ACCEPTED AND AGREED TO

AS OF THE DATE FIRST ABOVE WRITTEN:

EMPIRE STATE REALTY TRUST, INC.

By:	/s/ David A. Karp
Name:	David A. Karp
Title:	Executive Vice President & CFO

EMPIRE STATE REALTY OP, L.P.

By:	/s/ David A. Karp
Name:	David A. Karp
Title:	Executive Vice President & CFO

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EXHIBIT A TO COMMITMENT LETTER

CONFIDENTIAL	EMPIRE REALTY TRUST

EMPIRE STATE REALTY TRUST, INC.

INDICATIVE SUMMARY OF TERMS AND CONDITIONS

$800,000,000 REVOLVING AND TERM CREDIT FACILITIES

OCTOBER 5, 2012

This Indicative Summary of Terms (this “Summary of Terms”) is an outline only and does not purport to summarize all of the conditions, terms, covenants, representations, warranties and other provisions which would be contained in definitive legal documentation for the credit facilities contemplated hereby. All amounts referred to in this Summary of Terms are denominated in U.S. dollars.

Borrower:	Empire State Realty OP, L.P. (“Borrower”)

Guarantors:	The Facilities (as defined below under the heading “Facilities”) will be guaranteed by (i) Empire State Realty Trust, Inc. (“Parent”) and (ii) all existing and future direct and indirect material subsidiaries of the Borrower (other than Excluded Subsidiaries, as defined below), including without limitation each of the direct and indirect subsidiaries of Borrower that own all or a portion of one or more Borrowing Base Properties (defined below) (collectively, the “Subsidiary Guarantors” and, together with Parent, collectively the “Guarantors”). The guaranty of a Subsidiary Guarantor and the related lien on the equity interest of such Subsidiary Guarantor will be subject to release in accordance with the release provisions described herein.

Any such subsidiary (i) (A) that does not own, directly or indirectly, all or any portion of a Borrowing Base Property and (B) that has Indebtedness (as defined in Addendum II) that (x) is owed to non-affiliates, (y) is either unsecured Indebtedness recourse for which is limited to the subsidiary that incurred same or is Secured Indebtedness (as defined in Addendum II) and (z) by its terms does not permit such subsidiary to become a Guarantor or (ii) in which the Borrower and/or its wholly-owned subsidiaries directly, indirectly or beneficially own more than 50% but less than 90% of the equity interests of such subsidiary having ordinary voting power for the election of directors or members of any other governing body of such subsidiary (each subsidiary described in the foregoing clause (i) or (ii), an “Excluded Subsidiary”), will not be required to guarantee the Facilities so long as such subsidiary remains subject to such limitation.

For the avoidance of doubt, each entity that (i) pledges Collateral (defined below under the heading “Collateral”) or (ii) owns, directly or indirectly, all or any portion of a Borrowing Base Property, will be a Guarantor.

Joint Bookrunner and Joint Lead Arranger:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”) will act as Joint Bookrunner and Joint Lead Arranger (left) and Goldman Sachs Bank USA (“Goldman”) will act as Joint Bookrunner and Joint Lead Arranger (right) (MLPFS and Goldman, together, the “Arrangers”)

Administrative Agent:	Bank of America, N.A. (“Bank of America”) will act as sole and exclusive administrative agent (the “Administrative Agent”).

Syndication Agent:	Goldman will act as sole and exclusive syndication agent.

Goldman Sachs Bank USA

CONFIDENTIAL	EMPIRE REALTY TRUST

Lenders:	A syndicate of financial institutions (including Bank of America and Goldman) arranged by the Arrangers, which institutions shall be reasonably acceptable to Borrower and the Administrative Agent (collectively, the “Lenders”). The aggregate commitments of Lenders provided at closing will be allocated on a pro rata basis between the Term Loan and the Revolver.

Facilities:

Revolving credit and term loan facilities (collectively, the “Facilities”) in the maximum aggregate original principal amount of $800 million (the “Facility Amount”). The revolving credit facility (the “Revolver”) will be comprised of a revolving credit facility in the maximum original principal amount of the difference between (a) $800 million and (b) the original balance under the Term Loan (as defined below). The term loan facility will be comprised of a term loan of up to $300 million (the “Term Loan”) that will be fully funded in a single draw upon closing of the Facilities. No portion of the Term Loan may be reborrowed once repaid or prepaid. Subject to the terms and conditions outlined herein, Borrower may reborrow under the Revolver following a repayment or prepayment of loans thereunder.

The definitive documentation for the Facilities will allow the Revolver and/or Term Loan to be increased on or after closing such that the maximum aggregate principal amount of the Facilities does not exceed $1.25 billion in aggregate after giving effect to such increase, upon Borrower’s request and the satisfaction of to the following conditions: (i) the absence of default, (ii) the provision of sufficient additional commitments by Lenders for such increased amounts, and (iii) other usual and customary conditions precedent for “accordion” facilities of the type contemplated to be included in the definitive documentation for the Facilities (the “Accordion Feature”). The Accordion Feature may be provided by any existing Lender or new Lender; however, no Lender shall be required to assume any increase.

Revolver Holdback:	A reserve (the “Empire Reserve”) against availability under the Revolver in the amount of $70,295,234 will be established at closing based upon the schedule attached as Addendum IV. The Empire Reserve will be reduced dollar-for-dollar by amounts that are borrowed under the Revolver to pay for the Reserve Items or have otherwise been spent on the Reserve Items from Borrower’s cash on hand. Amounts that remain subject to the Empire Reserve will be available to Borrower to pay for the items listed on Addendum IV (the “Reserve Items”).

Pricing and Fees:	As set forth in Addendum I

Recourse:	The Facilities will be full recourse to Borrower and Guarantors (collectively referred to as the “Loan Parties”), and will be non-recourse to all direct and indirect members, equity owners, officers, directors, agents and other affiliates (other than Loan Parties).

Maturity Date:	The Revolver will initially mature on the fourth anniversary of the Closing

2	Goldman Sachs Bank USA

CONFIDENTIAL	EMPIRE REALTY TRUST

Date (as defined below under the heading “Conditions Precedent to Closing”) of the Facilities (the “Revolver Maturity Date”) subject to the Extension Option set forth below. The Term Loan will mature on the fifth anniversary of the Closing Date.

Revolver Extension Option:	The Revolver Maturity Date may be extended for one, 12-month period, subject to the following:

• Borrower has given the Administrative Agent written notice of its desire to exercise the extension option at least thirty (30) days, but no more than ninety (90) days, prior to the initial Maturity Date;

• No default or event of default has occurred or is continuing at the time of such notice and on the extension date;

• All representations and warranties are true and accurate in all material respects at the time of such notice and on the extension date; and

• Payment of the Extension Fee referred to in Addendum I

Purpose:	The Facilities will be available for general corporate purposes of the Borrower and its subsidiaries (including for working capital, capital expenditures, and acquisitions, development and redevelopment of real estate properties).

Letter of Credit Sub-Limit:	Up to $100 million of the Revolver will be available for the issuance of standby letters of credit (“Letters of Credit”), with Bank of America being the issuing bank (the “Fronting Bank”). Any Letters of Credit issued under this sub-limit shall be deemed usage of the Revolver on a dollar-for-dollar basis for the purpose of calculating Availability (as defined in Addendum II). Each Lender under the Revolver (each, a “Revolving Lender”) will purchase a risk participation interest in such letter of credit equal to such Lender’s pro rata portion of the Revolver.

Letters of Credit may expire up to 1 year beyond the Maturity Date as long as Borrower cash collateralizes each Letter of Credit (and related obligations) that has an expiration date beyond the Maturity Date at least 30 days prior to the Maturity Date.

Swing Line Sub-Limit:	Administrative Agent will provide up to $50 million of the Revolver as a Swing Line for same-day borrowings (the “Swing Line Loans”). Borrowings under the Swing Line will be priced at the Base Rate plus the Applicable Base Rate Margin. Swing Line borrowings will be repaid within five (5) business days after the date such Swing Line Loan is made. Each Revolving Lender will be obligated at the request of the Administrative Agent to purchase its pro rata share of any borrowing under the Swing Line.

Competitive Bid Option:	In the event Parent and/or Borrower maintains at least two Debt Ratings of BBB- or better from S&P or Fitch, or Baa3 or better from Moody’s and has elected to utilize the Ratings Based Pricing Grid, the Borrower will have the option of inviting Lenders to bid for loans (the “Competitive Bid

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Loans”) for requested maturities of one to six months for eurodollar borrowings, and of 14 to 180 days for fixed rate borrowings, in which case each Lender can bid at its discretion. Up to 50% of the Revolver shall be available for Competitive Bid Loans. Each Lender’s commitment under the Revolver shall be reduced and deemed used for all purposes by its pro rata share (based on its respective commitment) of an amount equal to the outstanding amount of such Competitive Bid Loan. Borrower may seek quotes from any or all Lenders, but no Lender will be required to participate in any Competitive Bid Loans.

Defaulting Lenders:	The definitive documentation for the Facilities will contain market-standard provisions relating to Defaulting Lenders including (i) provisions concerning the reallocation of participations in Swing Line Loans and Letters of Credit as a result of lender defaults up to the maximum amount of commitments of non-Defaulting Lenders (and cash collateralization by the Borrower of Swing Line Loans and Letters of Credits only to the extent of an unallocated exposure), in each case so long as all conditions to advances are then satisfied, (ii) provisions concerning the suspension or limitation of a Defaulting Lender’s voting rights and rights to receive certain prepayments and fees, other than with respect to certain matters, such as an increase in the commitment of such Defaulting Lender or a modification of the Facilities that would disproportionately and adversely affect a Defaulting Lender, (iii) a “yank-a-bank” provision that is applicable to Defaulting Lenders. A Defaulting Lender is a lender that has failed to perform its obligations under the Credit Agreement, or has become insolvent or in receivership, or has defaulted in certain other ways to be set forth in the definitive documentation for the Facilities.

Collateral:	The Facilities will be secured by a first priority Lien in (a) all equity interests owned by Borrower and each Subsidiary Guarantor in each of their respective direct and indirect subsidiaries other than any Excluded Pledge Subsidiary (as defined below) (collectively, the “Equity Pledge”), (b) all distributions and other rights to receive income, gain, profit or other items allocated to each Loan Party that is a pledgor, together with a customary assignment of the pledgor’s voting and control rights (effective only upon the occurrence and during the continuance of an Event of Default), and (c) all proceeds of the foregoing (collectively, the “Collateral”).

For purposes hereof, “Excluded Pledge Subsidiary” means any Subsidiary Guarantor (i) that does not own, directly or indirectly, all or any portion of a Borrowing Base Property and (ii) that has Indebtedness (as defined in Addendum II) that (x) is owed to non-affiliates, (y) is either unsecured Indebtedness recourse for which is limited to the subsidiary that incurred same or is Secured Indebtedness (as defined in Addendum II) and (z) by its terms does not permit the equity interests in such Subsidiary Guarantor to be pledged.

None of the Collateral shall be subject to (i) any other Lien (other than certain permitted liens to be specified in the definitive documentation for the Facilities) or (ii) any negative pledge or other encumbrance that prohibits the granting of a Lien on same to secure the Facilities.

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Releases of Collateral and Subsidiary Guarantors:	Borrower will be permitted to obtain a release of the Collateral, and a release of the Subsidiary Guarantors from their obligations as guarantors of the Facilities, subject to satisfaction of the following conditions precedent at the time any such release is requested and consummated:

	•	Parent and/or Borrower receive(s) Debt Ratings (as defined below in Addendum I under the heading “Pricing Grids”) from at least two of Moody’s, S&P and Fitch, and such Debt Ratings are Baa3 or better (in the case of a rating by Moody’s) or BBB- or better (in the case of a rating by S&P or Fitch)

	•	no default or event of default under the Facilities, and

	•	the accuracy of all representations and warranties made by any Loan Party under the Facilities provided, however that the definitive documentation for the Facilities will include provision for reinstatement of (x) first priority, perfected Liens on the Collateral granted by a released Subsidiary Guarantor and (y) the guaranty of such released Subsidiary Guarantor, in each case if at any time following the release thereof such Subsidiary Guarantor provides a guaranty of, or otherwise incurs, any Indebtedness that is not Secured Indebtedness (including, without limitation and for the avoidance of doubt, non-Secured Indebtedness that is incurred under or in connection with notes or bonds issued in Rule 144A transactions).

In addition, Borrower will be permitted to obtain a release of (i) a Subsidiary Guarantor that becomes an Excluded Subsidiary from its obligations as a guarantor of the Facilities, and any lien on the equity interests of such Excluded Subsidiary and (ii) any lien on the equity interests of any Subsidiary Guarantor that becomes an Excluded Pledge Subsidiary, upon satisfaction of the following conditions precedent at the time any such release is requested and consummated:

	•	no default or event of default under the Facilities, and

	•	the accuracy of all representations and warranties made by any Loan Party under the Facilities;

provided, however that the definitive documentation for the Facilities will include provision for reinstatement of (x) first priority, perfected Liens on the equity interests of any such released Subsidiary Guarantor or Excluded Pledge Subsidiary, as applicable, and (y) the guaranty of any such released Subsidiary Guarantor, in each case if at any time following the release thereof such released Subsidiary Guarantor is no longer an Excluded Subsidiary or Excluded Pledge Subsidiary, as applicable. Similarly, any Loan Party will be permitted to obtain a release of the Equity Pledge of the equity interests of non-Guarantor subsidiaries that secure any Secured Indebtedness (which Equity Pledge will be subject to the reinstatement if such Indebtedness is repaid in full).

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Availability:	“Maximum Availability” under the Facilities at any time will be equal to the least of:

	1.	the sum of (i) the then outstanding aggregate principal amount of the Term Loan and (ii) the then outstanding aggregate amount of commitments in respect of the Revolver; and

	2.	the Mortgageability Amount.

The Mortgageability Amount will be determined on a quarterly basis.

For purposes hereof:

“Mortgageability Amount” means the maximum amount of principal which can be supported by the aggregate Mortgageability Cash Flow from all the Borrowing Base Properties based on a minimum debt service coverage of 1.50x, and assuming a 30-year amortization and an interest rate which is the greater of (x) the 10-Year Treasury Rate + 2.50% and (y) 6.50%.

“Mortgageability Cash Flow” means at any time and with respect to any Borrowing Base Property, the Borrowing Base NOI from such Borrowing Base Property, minus the Annual Capital Expenditure Adjustment (as defined in Addendum II) allocable to such Borrowing Base Property (except that until the Empire Reserve is fully used the Annual Capital Expenditure Adjustment shall not apply to the Empire State Building), minus an amount equal to the greater of (x) 2% of rents and (y) actual management fees paid in cash.

“Borrowing Base NOI” means, at any time with respect to any real property asset that is owned by any Person, or is subject to an Eligible Ground Lease under which such Person is the lessee, the portion of Net Operating Income (which for purposes of determining Borrowing Base NOI for any period will include addbacks for the following items to the extent same are allocable to such real property asset and are deducted from Net Operating Income derived from such real property asset for such period: (x) if such real property asset is not “self-managed” (i.e., not managed by a member of the Consolidated Group), management fees paid in cash and (y) if such real property asset is “self-managed” (i.e., managed by a member of the Consolidated Group), expenses incurred during such period in connection with the management of such real property asset that under a customary management agreement with a non-affiliated third party would be borne by such third party manager) derived from such real property asset for the then most recently ended fiscal quarter multiplied by four (or, in the case of the Observatory at the Empire State Building, for the then most recently ended period of four fiscal quarters). For the avoidance of doubt, the Net Operating Income with respect to a real property asset that is owned or leased by a Person for less than one fiscal quarter will be included in calculating Borrowing Base NOI as if such property was owned or leased by such Person for the then most recently fiscal quarter.

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“Borrowing Base Property” means a property that is designated as such by Borrower and is an Eligible Property (as defined below under the heading “Borrowing Base Criteria”).

Borrowing Base Criteria:	In order for any property to be included as a Borrowing Base Property it must meet and continue to satisfy each of the following criteria (each such property that is acceptable to the Administrative Agent and meets such criteria being referred to as an “Eligible Property”):

	1.	Property types: Office and Retail

	2.	The Loan Party that owns such property (or, if applicable, is the lessee under an Eligible Ground Lease covering such real property) (each such Loan Party, a “Borrowing Base Loan Party”) must be wholly-owned, directly by Borrower or by a wholly-owned subsidiary of Borrower.

	3.	The Borrowing Base Loan Party that owns such property (or, if applicable, is the lessee under an Eligible Ground Lease covering such real property) and the property itself must be organized and located, as the case may be, in the United States.

	4.	The property may not be subject to any Liens, negative pledges and/or encumbrances or any restrictions on the ability of the relevant Borrowing Base Loan Party to transfer or encumber such property or income therefrom or proceeds thereof (other than certain permitted liens to be specified in the definitive documentation for the Facilities, including the “Assigned Mortgage” referred to below under the heading “Preservation of Mortgage Debt”).

	5.	Any ground lease with respect to the property (i) must have a remaining term of at least 30 years (subject to exceptions which shall be agreed upon by the Borrower and the Required Lenders), (ii) must permit the applicable Borrowing Base Loan Party to grant a Lien thereon to secure the Facilities without the consent of any person or entity (other than any consent that has been obtained), (iii) may not have any party thereto in default of any of its obligations thereunder and (iv) may not be encumbered by any Lien, negative pledge and/or encumbrance (“Eligible Ground Leases”).

	6.	There may not exist any Lien (other than to secure the Facilities and certain permitted liens to be specified in the definitive documentation for the Facilities) on any of the Collateral.

	7.	After giving pro forma effect to the property’s inclusion as a Borrowing Base Property and at all times thereafter, minimum aggregate occupancy for all Borrowing Base Properties (excluding for this purpose the Empire State Building), which shall be based on tenants in occupancy and paying rent, may not be less than 75% for more than 45 days.

	8.	The Borrowing Base Loan Party that owns the property may not incur or otherwise be liable for any Indebtedness (as defined in Addendum II) other than the Facilities.

	9.	The Administrative Agent shall have received environmental reports, evidence of insurance and such other information concerning such Borrowing Base Property as the Administrative Agent may reasonably request, in each case in form and substance reasonably

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acceptable to the Administrative Agent, and (in the case of environmental reports) that demonstrate to the satisfaction of the Administrative Agent that the subject Borrowing Base Property is free from environmental issues that, or could reasonably be expected to, materially impair the operation of the property or otherwise result in a Material Adverse Effect, in each case unless such environmental issues are remediable through ordinary course capital expenditures and the Borrower is diligently pursuing the remediation thereof in accordance with applicable law.

Initial Borrowing Base Properties:	At closing it is anticipated that the properties listed on Addendum III will be included as Borrowing Base Properties (the “Initial Borrowing Base Properties”).

Borrowing Base Releases:	A Borrowing Base Property may be removed from the Borrowing Base so long as the following requirements are met: (1) no default or event of default will exist prior to the release, will be continuing after giving effect to the release, or will result from the release, (2) the Administrative Agent receives satisfactory evidence that, on a pro forma basis after giving effect to such release and any payment contemplated under the following clause (3), the Loan Parties would be in compliance with all financial covenants, (3) the Loan Parties shall have made a prepayment of the Facilities upon such release to the extent necessary to maintain compliance with Availability limitations, and (4) all representations and warranties in the definitive documentation for the Facilities are true and accurate in all material respects at the time of such release and immediately after giving effect to such release, except to the extent that any such representation or warranty relates to a specific earlier date (in which case such representation or warranty is true and correct in all material respects as of such specific earlier date) or to the Borrowing Base Property being removed from the Borrowing Base. The definitive documentation for the Facilities will provide that the Observatory at the Empire State Building will be removed automatically from the Borrowing Base upon a removal of the Empire State Building from the Borrowing Base.

Financial Covenants and Selected Other Provisions:	1.	Maximum Leverage Ratio – Total Indebtedness shall not exceed 60% of Total Asset Value as of the last day of each fiscal quarter.

	2.	Maximum Secured Leverage Ratio – Total Secured Indebtedness (excluding the Facilities) shall not exceed 40% of Total Asset Value as of the last day of each fiscal quarter.

	3.	Minimum Tangible Net Worth – Tangible Net Worth shall not at any time be less than the sum of (i) 80% of the Tangible Net Worth on the Closing Date plus (ii) an amount equal to 75% of net equity proceeds received by Parent after the Closing Date (other than proceeds received in connection with any dividend reinvestment program).

	4.	Minimum Fixed Charge Coverage Ratio – The ratio of Adjusted EBITDA to Fixed Charges at the end of any quarter shall not be less than 1.50 to 1.0 as of the last day of each fiscal quarter.

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	5.	Maximum Variable Rate Indebtedness – The aggregate amount of Total Indebtedness (with respect to which only the principal outstanding on the date of calculation shall be included) that accrues interest at a variable rate will not at any time exceed 25% of Total Asset Value. For purposes of determining compliance with this covenant, Indebtedness that is effectively subject to a fixed or maximum interest rate by virtue of interest rate protection agreements will not be deemed to accrue interest at a variable rate.

	6.	Maximum Dividend Payout Ratio – The negative covenant on restricted payments will

		a.	limit other dividends and distributions by Parent to the greater of (i) 95% of Funds From Operations (as defined in Addendum II) on an annual basis and (ii) the amount of restricted payments required to be paid by Parent in order for it to (x) maintain its REIT status for federal or state income tax purposes and (y) avoid the payment of federal or state income or excise tax; provided, however that (1) during a payment event of default, restricted payments by Parent shall only be permitted up to the minimum amount needed to maintain Parent’s status as a REIT for federal and state income tax purposes and (2) notwithstanding the preceding clause (1), no restricted payments will be permitted following acceleration of amounts owing under the Facilities or during the existence of a bankruptcy or other insolvency-related event of default.

		b.	permit dividends and distributions payable solely in common stock of Parent

		c.	permit dividends and distributions pursuant to other customary exceptions to be agreed

	7.	Secured Recourse Indebtedness – The negative covenant on incurrence of Indebtedness will include a prohibition on Secured Recourse Indebtedness, other than the Facilities, in excess of 10% of Total Asset Value.

Permitted Investments:	The activities of Parent and its subsidiaries will be limited to acquiring and developing income producing real estate properties and investments incidental thereto, including the operation of the Observatory at the Empire State Building. In addition, the Borrower and its subsidiaries will not be permitted to make the following types of investments to the extent any such investment will result in the Borrower and its subsidiaries exceeding the limits set forth with respect to each of the following items:

		1.	Unimproved land holdings in an aggregate amount not exceeding 5% of Total Asset Value

		2.	Mortgages, mezzanine loans and notes receivable not exceeding 10% of Total Asset Value

		3.	Construction in progress in an aggregate amount not exceeding 20% of Total Asset Value

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		4.	Unconsolidated Affiliates in an aggregate amount not exceeding 10% of Total Asset Value

Determinations of whether an investment in an asset is permitted will be made after giving effect to the subject investment. Investments pursuant to clauses 1 through 4 above in the aggregate will not exceed 25% of Total Asset Value.

Optional Prepayments and Commitment Reductions:	Borrower may prepay the Facilities (other than Competitive Bid Loans) in whole or in part at any time without premium or penalty, subject to reimbursement of the Lenders’ breakage and redeployment costs in the case of prepayment of Eurodollar Rate borrowings. The unutilized portion of the commitments under the Revolver may be irrevocably reduced or terminated by Borrower in whole or in part without penalty. For purposes of the foregoing sentence, the Empire Reserve will be deemed as a utilized portion of the commitments under the Revolver.

Mandatory Prepayments and Commitment Reductions:	Borrower will make mandatory prepayments as necessary to maintain compliance with Availability limitations. There will be no scheduled amortization of the Term Loan or the Revolver, and no scheduled commitment reductions under the Revolver, in each case prior to the Maturity Date. All mandatory prepayments will be applied first to loans outstanding under the Revolver, without reduction of the commitment thereunder, until the Revolver balance is zero, second to cash collateralize obligations in respect of then outstanding Letters of Credit, and third to the Term Loan.

Conditions Precedent to Closing:	The closing of the Facilities shall be conditioned upon satisfaction (or valid waiver) of the conditions precedent usual and customary for transactions of this type, including, without limitation (the date upon which all such conditions precedent to closing shall be satisfied, the “Closing Date”):

	1.	The negotiation, execution and delivery of definitive documentation with respect to the Facilities consistent with this Summary of Terms and otherwise satisfactory to the Loan Parties, the Administrative Agent, Arrangers and the Lenders.

	2.	All filings, recordations and searches necessary or desirable in connection with the Liens referred to above under “Collateral” shall have been duly made. Without limiting the foregoing, the organizational documents of each entity whose equity interests are included in the Collateral will, in the reasonable opinion of the Administrative Agent, permit the Administrative Agent to realize on such Collateral upon and during the continuance of an event of default.

	3.	The Administrative Agent shall be satisfied with the amount, types and terms and conditions of all insurance maintained by Parent and its subsidiaries; and the Administrative Agent shall have received

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endorsements naming the Administrative Agent, on behalf of the Lenders, as an additional insured under all insurance policies to be maintained with respect to the Borrowing Base Properties.

	4.	The Lenders, the Administrative Agent and the Arrangers shall have received all fees required to be paid to them.

	5.	The Lenders shall have received satisfactory legal opinions, financial statements, certificates, documents and other instruments as are customary or otherwise appropriate for transactions of this type.

	6.	There shall not have occurred since the date of Parent’s most recent audited financial statements any event or condition that has had or could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. “Material Adverse Effect” means (A) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), or financial condition of Parent and its subsidiaries, taken as a whole; (B) a material adverse effect on the rights and remedies of the Administrative Agent or any Lender under any definitive documentation for the Facilities, or of the ability of the Loan Parties taken as a whole to perform their obligations under any such documentation; and (C) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any such documentation to which it is a party.

	7.	The absence of any action, suit, investigation or proceeding pending or, to the knowledge of any Loan Party, threatened in any court or before any arbitrator or governmental authority related to the Facilities or that could reasonably be expected to have a Material Adverse Effect.

	8.	The Administrative Agent shall have received such other documents, instruments, agreements or information as reasonably requested by the Administrative Agent.

	9.	Successful initial public offering by Parent, with minimum net proceeds of $600 million.

Conditions Precedent to All Extensions of Credit:	(i) All of the representations and warranties in the definitive documentation for the Facilities shall be true and correct in all material respects as of the date of such extension of credit, (ii) no default or event of default under the Facilities in existence at the time of, or after giving effect to the making of, such extension of credit and (iii) the amount of the requested extension of credit shall not exceed the Maximum Availability or, in the case of an extension of credit under the Revolver, the then unutilized commitments under the Revolver, in each case less the then outstanding amount of the Empire Reserve (if any).

Representation & Warranties:	Usual and customary for transactions of this type (subject to customary exceptions and qualifiers to be agreed), applicable to Parent and the

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Borrower and its Subsidiaries, including but not limited to the following: (i) legal existence, qualification and power; (ii) due authorization and no contravention of law, contracts or organizational documents; (iii) governmental and third party approvals and consents; (iv) enforceability; (v) accuracy and completeness in all material respects of specified financial statements and no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect; (vi) no material litigation; (vii) no default under the Facilities; (viii) ownership of property; (ix) insurance matters; (x) environmental matters; (xi) tax matters; (xii) ERISA compliance; (xiii) identification of subsidiaries, equity interests and Loan Parties; (xiv) use of proceeds and not engaging in business of purchasing/carrying margin stock; (xv) status under Investment Company Act; (xvi) accuracy of disclosure; (xvii) compliance with laws; (xviii) solvency; (xix) collateral documents and (xx) OFAC and FCPA.

Financial Reporting and Other Covenants:	Usual and customary for transactions of this type (subject to customary exceptions and qualifiers to be agreed), applicable to Parent and the Borrower and its subsidiaries, including but not limited to the following:

Affirmative Covenants - (i) delivery of quarterly and annual financial statements; (ii) delivery of certificates and other information; (iii) delivery of notices (of any default, material adverse condition, ERISA event, material change in accounting or financial reporting practices, material litigations and proceedings); (iv) payment of taxes and other obligations; (v) preservation of existence; (vi) maintenance of properties; (vii) maintenance of insurance; (viii) compliance with laws; (ix) maintenance of books and records; (x) inspection rights; (xi) use of proceeds; (xii) covenant to guarantee obligations and give security consistent with the terms contemplated hereby; (xiii) compliance with environmental laws; (xiv) further assurances; (xv) lien searches and periodic collateral updates; and (xvi) maintenance of REIT status and NYSE or NASDAQ listing of at least one class of stock of the Parent. The Borrower may satisfy its obligation to deliver financial statements and other information by filing the same in electronic format with the SEC, by posting the same on its website or by other means of electronic delivery, as provided in and subject to the terms of the definitive documentation.

Negative Covenants - Restrictions on (i) liens; (ii) indebtedness, (including guarantees and other contingent obligations of other indebtedness) (with exceptions that will reflect (x) what is described above under paragraph 7 of the heading “Financial Covenants and Selected Other Provisions” and (y) incurrence of senior unsecured or subordinated Indebtedness on terms to be agreed, including notes or bonds issued in Rule 144A transactions, subject to pro forma compliance with the financial covenants described herein at the time of the incurrence thereof); (iii) investments (including loans and advances) (except as otherwise permitted under “Financial Covenants and Selected Other Provisions– Permitted Investments” above); (iv) mergers and other fundamental changes; (v) sales and other dispositions of property or assets; (vi) payments of dividends and other distributions (except as otherwise

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permitted under “Financial Covenants and Selected Other Provisions– Maximum Dividend Payout Ratio” above); (vii) changes in the nature of business; (viii) transactions with affiliates; (ix) burdensome agreements; (x) use of proceeds; (xi) amendments of organizational documents; (xii) changes in accounting policies or reporting practices; in each case with such exceptions as may be agreed upon in the definitive documentation for the Facilities.

Preservation of Mortgage Debt:	The definitive documentation for the Facilities will provide that the Administrative Agent will, if requested by the Borrower, accept an assignment of a pre-existing mortgage debt secured by the Empire State Building. Such debt shall be incorporated into the Facilities as the Term Loan (with the terms of such debt being restated to conform to the terms of the Term Loan contemplated hereunder). The Term Loan will be secured by an amended and restated mortgage (an “Assigned Mortgage”) in favor of the Administrative Agent, but the definitive documentation for the Facilities will provide that all lenders under the Facilities will share on a pro rata basis all proceeds realized from a foreclosure of the Assigned Mortgage.

The Assigned Mortgage may be released at any time at the request of the Borrower, and the release of the Assigned Mortgage shall not be subject to the satisfaction of any conditions precedent. The Administrative Agent shall, at the Borrower’s sole expense, enter into such documents and instruments as are required to effect such release, in each case in form and substance acceptable to the Borrower and the Administrative Agent.

In addition, the definitive documentation for the Facilities will provide that if an assignment of all or (subject to the terms hereof) a part of the Assigned Mortgage is requested in connection with a third party financing of a real property asset of the Borrower located in the State of New York (other than the Empire State Building) (a “New Property”), then:

	1.	The Administrative Agent will agree to split the Assigned Mortgage into (A) a mortgage in a principal amount designated by Borrower (but in no event more than the then outstanding principal balance of the Term Loan) to be assigned in connection with such third party financing (each, a “Split Mortgage”) and (B) a mortgage equal to the remaining amount secured under the Assigned Mortgage (after giving effect to such split);

	2.	The Lenders then holding term notes secured by the Assigned Mortgage will agree, on a pro rata basis, to split such term notes into (A) term notes that in the aggregate evidence the principal amount secured under the related Split Mortgage (each a “Split Note”) and (B) term notes that in the aggregate evidence the remaining principal amount secured by the Assigned Mortgage (after giving effect to the related split thereof contemplated in clause 1 above));

	3.	The Administrative Agent will agree to “spread” the Lien of each Split Mortgage to cover the applicable New Property, and release the Lien of each such Split Mortgage on the Empire State Building;

	4.	Each Lender holding a Split Note will agree to assign, without

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recourse, its interest in such Split Note to the lender that provides such third party financing at a price equal to 100% of the portion of the then outstanding principal balance of the Term Loan evidenced by such Split Note plus accrued interest thereon;

	5.	The Administrative Agent will agree to assign its interest in a Split Mortgage to the lender that provides such third party financing contemporaneously with the related assignment of Split Notes contemplated in clause 4 above; and

	6.	Subject to satisfaction of those conditions required to be satisfied in connection with any extension of credit made after the Closing Date and execution and/or delivery of deliverables customarily required in connection with the extension of a new term loan, each Lender holding a Split Note will agree that upon receipt by such Lender of payment of the purchase price payable in connection with an assignment by it of such Split Note as herein contemplated, such Lender will advance to the Borrower the principal amount so assigned as a term loan on terms and conditions identical to those applicable to the Term Loan except that the portion of the term loan so advanced shall not be secured by the Assigned Mortgage.

The agreements of the Administrative Agent and Lenders contemplated above will be conditioned upon the preparation (at the Borrower’s expense) of appropriate documentation that is in customary form and otherwise satisfactory to the Administrative Agent. Notwithstanding anything to the contrary contained herein, the Administrative Agent and the Lenders shall not be required to split the Assigned Mortgage or any term notes secured by the Assigned Mortgage more than three times.

Neither the Administrative Agent nor any of the Lenders will be responsible for any losses, costs or expenses incurred by the Borrower or any of its affiliates in connection with the loss of any mortgage recording tax credits pertaining to the Assigned Mortgage or any Split Mortgage. Further, without limitation of any other indemnification obligations of the Borrower under the Facilities, the Borrower will indemnify the Administrative Agent and the Lenders from any and all losses, costs and expenses they may incur as a result of any of the arrangements contemplated under this heading, including, without limitation, those resulting from (i) the failure to pay any mortgage recording taxes associated with the Assigned Mortgage and/or any Split Mortgage and (ii) the splitting and/or spreading of the Assigned Mortgage, and any related splitting and/or assignment of term notes.

Events of Default:	Usual and customary for transactions of this type (subject to customary exceptions and qualifiers to be agreed), applicable to Parent and the Borrower and its subsidiaries, including but not limited to the following: (i) nonpayment of principal, interest, fees or other amounts; (ii) failure to perform or observe covenants set forth in the definitive documentation for the Facilities within a specified period of time, where customary and appropriate, after such failure; (iii) any representation or warranty proving to have been incorrect in any material respect when made or confirmed; (iv) cross-default to other material indebtedness in an amount to be

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agreed; (v) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (vi) inability to pay debts; (vii) monetary judgment defaults in an amount to be agreed and material nonmonetary judgment defaults; (viii) customary ERISA defaults; (ix) actual or asserted invalidity or impairment of any definitive documentation for the Facilities; (x) loss of REIT status and (xi) change of control (to be defined in the definitive documentation for the Facilities).

Indemnification:	Borrower will indemnify and hold harmless the Administrative Agent, the Arrangers, each Lender and their respective affiliates and their or any of their respective affiliates’ partners, directors, officers, employees, agents and advisors from and against all reasonable and documented losses, claims, damages, liabilities and expenses arising out of or relating to the Facilities, Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys’ fees (including the allocated cost of internal counsel) and settlement costs (subject to customary exceptions for gross negligence, bad faith and willful misconduct). The Borrower will not be responsible for the fees and expenses of more than one primary counsel to all indemnitees and, if necessary, one local counsel in each relevant jurisdiction, unless conflicts of interests require the retention of an additional counsel. This indemnification shall survive and continue for the benefit of all such persons or entities.

Assignment & Participations:	Each Lender will be permitted to make assignments in respect of the Facilities in a minimum gross amount equal to $5,000,000 to other entities approved by the Administrative Agent and, so long as no event of default has occurred and is continuing, Borrower, which approvals shall not be unreasonably withheld or delayed; provided, however, that (a) the approval of Borrower shall not be required in connection with assignments to other Lenders, to any affiliate of a Lender, or (except in the case of assignments under the Revolver) to any approved fund (as such term shall be defined in the definitive documentation for the Facilities) to the extent such lenders are not Defaulting Lenders and (b) the approval of the Administrative Agent shall not be required in connection with assignments to other Lenders, affiliates of a Lender or approved funds under the Facilities to the extent such Lenders are not Defaulting Lenders. Notwithstanding the foregoing, any Lender assigning a commitment under the Revolver shall be required to obtain the approval of the Administrative Agent, the lender of any Swingline Loan and the Fronting Bank, unless the proposed assignee is already a Lender (and is not a Defaulting Lender).

An assignment fee of $3,500 will be paid as an administrative fee to the Administrative Agent (for the account of the Administrative Agent) by the applicable assignor with respect to each assignment (other than assignments to affiliates). Each Lender will also have the right, without consent of Borrower or the Administrative Agent, to assign as security all or part of its rights under the loan agreement to any Federal Reserve Bank.

Required Lenders:	As of any date of determination, Lenders having more than 50% of the aggregate amount of the loans (other than Competitive Bid Loans) and commitments under the Facilities; provided that the consent of Lenders

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holding more than 50% of the aggregate amount of the extensions of credit (other than Competitive Bid Loans) and unused commitments under any class of the Facilities (the Revolver and the Term Loan each constituting such a class) shall be required with respect to any amendment or waiver that by its terms adversely affects the rights of such class in respect of payments or Collateral in a manner different than such amendment or waiver affects the other class.

Waivers and Amendments:	Amendments and waivers of the provisions of the loan agreement and other definitive credit documentation will require the approval of Required Lenders except that subject to a customary “yank-a-bank” provision (a) the consent of each Lender shall be required with respect to, among other things, (i) the waiver of certain conditions precedent to the initial credit extension under the Facilities, (ii) the amendment of pro rata sharing provisions except as otherwise provided below, (iii) the amendment of the voting percentages of the Lenders, (iv) the release of all or substantially all of the value of the Collateral or the guaranties of Borrower’s obligations made by the Guarantors (in each case except as contemplated above under the heading “Releases of Collateral and Subsidiary Guarantors”), and (b) the consent of each Lender affected thereby shall be required with respect to (i) increases or extensions in the commitment of such Lender, (ii) reductions of principal, interest or fees, and (iii) extensions of scheduled maturities or times for payment.

Notwithstanding the foregoing, modifications to provisions requiring pro rata payments, distributions or commitment reductions or sharing of payments in connection with “amend and extend” transactions shall only require approval of the Required Lenders, provided, that all approving Lenders shall be treated on a pro rata basis and shall otherwise be on customary terms.

Syndication:	Clear market, market flex and other standard and customary provisions for a transaction of this type will be set forth in mandate and fee letters as applicable.

Governing Law	New York, except as otherwise required with respect to the attachment or perfection of a security interest in any Collateral

Legal Counsel to Administrative Agent and Arrangers:	Kaye Scholer LLP

Other:	This Summary of Terms is intended only as an outline of certain of the material terms of the Facilities and does not purport to summarize all of the conditions, covenants, representations, warranties and other provisions that would be contained in definitive documentation for the Facilities contemplated hereby. Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to State of New York jurisdiction.

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Addendum I
Pricing and Fees

Extension Fee:	Should Borrower elect to extend the Revolver Maturity Date, Borrower will pay a fee (the “Extension Fee”) to the Administrative Agent, for the benefit of the Lenders, equal to 20 bps of the then applicable Revolver.

Facility Fee:	Borrower will pay a fee (the “Facility Fee”), determined at any time in accordance with the Pricing Grid set forth below that is then applicable to loans outstanding under the Revolver, on the sum of each Lender’s Revolver commitment (regardless of usage and, if loans under the Revolver remain outstanding after the commitments therefor have terminated, on the outstanding amount of loans under the Revolver held by such Lender), multiplied by the applicable Facility Fee Rate.

The Facility Fee is payable quarterly in arrears, commencing on the first quarterly payment date to occur after the Closing Date.

Pricing and Interest Rate Options:	Prior to such time as Parent and/or Borrower obtains two Debt Ratings (as defined below under the heading “Pricing Grids”) of BBB- or better from S&P or Fitch, or Baa3 or better from Moody’s:

	1.	the Term Loan will, at Borrower’s option, bear interest at a rate equal to:

		a.	the Eurodollar Rate plus the Term Loan Eurodollar Applicable Margin (determined in accordance with the Leveraged Based Pricing Grid set forth below), or

		b.	the Base Rate plus the Term Loan Base Rate Applicable Margin (determined in accordance with the Leveraged Based Pricing Grid set forth below); and

	2.	Revolver loans will, at Borrower’s option, bear interest at a rate equal to:

		a.	the Eurodollar Rate plus the Revolver Eurodollar Applicable Margin (determined in accordance with the Leveraged Based Pricing Grid set forth below), or

		b.	the Base Rate plus the Revolver Base Rate Applicable Margin (determined in accordance with the Leveraged Based Pricing Grid set forth below).

In the event Parent and/or Borrower obtains two Debt Ratings of BBB- or better from S&P or Fitch, or Baa3 or better from Moody’s, Borrower may at any time thereafter, upon written notice to the Administrative Agent, irrevocably elect that pricing on the Facilities be determined based on the Ratings Based Pricing Grid. From and after the date (if any) that Borrower makes such an election:

	1.	the Term Loan will, at Borrower’s option, bear interest at a rate equal to:

		a.	the Eurodollar Rate plus the Term Loan Eurodollar Applicable Margin (determined in accordance with the Ratings Based Pricing Grid set forth below), or

		b.	the Base Rate plus the Term Loan Base Rate Applicable Margin (determined in accordance with the Ratings Based Pricing Grid set forth below); and

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2.	Revolver loans will, at Borrower’s option, bear interest at a rate equal to:

	a.	the Eurodollar Rate plus the Revolver Eurodollar Applicable Margin (determined in accordance with the Ratings Based Pricing Grid set forth below), or

	b.	the Base Rate plus the Revolver Base Rate Applicable Margin (determined in accordance with the Ratings Based Pricing Grid set forth below).

Base Rate means, for any day, a fluctuating rate per annum equal to the highest of: (i) the Prime Rate for such day, (ii) the Federal Funds Rate for such day, plus 1/2 of 1.00%, and (iii) one month Eurodollar Rate for such day plus 100 bps.

Borrower may select interest periods of one, two, three, six (or, if available to all Lenders, nine or twelve) months (or, if available to all Lenders, one week) for Eurodollar Rate loans. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

During the continuance of any event of default under the definitive documentation for the Facilities, each Applicable Margin on obligations owing under the definitive documentation for the Facilities shall increase by 200 bps per annum above the highest applicable rate regardless of Debt Rating or Leverage Ratio (subject, in all cases other than a default in the payment of principal when due or a bankruptcy default, to the request of the Required Lenders).

Pricing Grids:	Ratings Based Pricing Grid

Debt Rating	Revolver Facility Fee Rate	Revolver Eurodollar Applicable Margin	Revolver All-in Drawn (Eurodollar)	Revolver Base Rate Applicable Margin	Term Loan Eurodollar Applicable Margin	Term Loan Base Rate Applicable Margin
≥A- / A3	15 bps	100 bps	115 bps	0 bps	110 bps	10 bps

BBB+ / Baa	17.5 bps	107.5 bps	125 bps	7.5 bps	120 bps	20 bps

BBB / Baa2	22 bps	122.5 bps	145 bps	22.5 bps	140 bps	40 bps

BBB- / Baa3	30 bps	145 bps	175 bps	45 bps	170 bps	70 bps

< BBB- / Baa3	40 bps	180 bps	220 bps	80 bps	215 bps	15 bps

For purposes hereof, “Debt Rating” means, as of any date of determination, the rating as determined by any of S&P, Moody’s and/or Fitch (collectively, the “Debt Ratings”) of Borrower’s non-credit enhanced, senior unsecured long-term debt; provided if at any time when the Borrower has only two (2) Debt Ratings, and such Debt Ratings are split, then: (A) if the difference between such Debt Ratings is one ratings category (e.g. Baa2 by Moody’s

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and BBB- by S&P or Fitch), the Applicable Margin shall be the rate per annum that would be applicable if the higher of the Debt Ratings were used; and (B) if the difference between such Debt Ratings is two ratings categories (e.g. Baa1 by Moody’s and BBB- by S&P), the Applicable Margin shall be the rate per annum that would be applicable if the rating that is one higher than the lower of the applicable Debt Ratings were used. If at any time when the Borrower has three (3) Debt Ratings, and such Debt Ratings are split, then: (A) if the difference between the highest and the lowest such Debt Ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P or Fitch), the Applicable Margin shall be the rate per annum that would be applicable if the highest of the Debt Ratings were used; and (B) if the difference between such Debt Ratings is two ratings categories (e.g. Baa1 by Moody’s and BBB- by S&P or Fitch) or more, the Applicable Margin shall be the rate per annum that would be applicable if the average of the two (2) highest Debt Ratings were used, provided that if such average is not a recognized rating category, then the Applicable Margin shall be the rate per annum that would be applicable if the second highest Debt Rating of the three were used.

Leveraged Based Pricing Grid

Ratio of Total Indebtedness to Total Asset Value	Revolver Facility Fee Rate	Revolver Eurodollar Applicable Margin	Revolver All-in Drawn (Eurodollar)	Revolver Base Rate Applicable Margin	Term Loan Eurodollar Applicable Margin	Term Loan Base Rate Applicable Margin
≤ 35%	20 bps	135 bps	155 bps	35 bps	150 bps	50 bps
> 35% and ≤ 45%	25 bps	140 bps	165 bps	40 bps	160 bps	60 bps
> 45% and ≤ 50%	25 bps	150 bps	175 bps	50 bps	170 bps	70 bps
> 50% and ≤ 55%	30 bps	165 bps	195 bps	65 bps	190 bps	90 bps
> 55% and ≤ 60%	35 bps	190 bps	225 bps	90 bps	220 bps	120 bps

Calculation of Interest and Fees:	Other than calculations in respect of interest at the Administrative Agent’s prime rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year.

Letter of Credit Fees:	Letter of Credit fees shall be payable on the maximum amount available to be drawn under each Letter of Credit at a rate per annum equal to the Revolver Eurodollar Applicable Margin on the daily amount of outstanding and undrawn Letters of Credit, payable quarterly in arrears.

Letter of Credit Issuance Fees:	Borrower shall pay the Fronting Bank for its own account (i) a fronting fee at a per annum rate equal to 12.5 bps, and (ii) the Fronting Bank’s customary administrative charges related to the issuance or amendment of, or drawing upon, Letters of Credit.

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Cost and Yield Protection:	Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes subject to customary limitations and exceptions.

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Addendum II

Definitions

Terms used in this Addendum II which are capitalized, but not defined, shall be defined as set forth in the definitive loan documentation approved by the parties hereto.

Adjusted EBITDA:	EBITDA for the Consolidated Group (excluding Observatory EBITDA) for the then most recently ended fiscal quarter multiplied by four, plus Observatory EBITDA for the then most recently ended period of four fiscal quarters, minus (ii) the aggregate Annual Capital Expenditure Adjustment.

Annual Capital Expenditure Adjustment:	The Annual Capital Expenditure Adjustment for any Borrowing Base Property shall be an amount equal to the product of (i) $0.25 (in the case of office properties) or $0.15 (in the case of retail properties) multiplied by (ii) the aggregate net rentable area (determined on a square feet basis) of all such property.

Availability:	At any time, an amount equal to (i) Maximum Availability at such time minus (ii) all amounts then outstanding under the Facilities (including for the avoidance of doubt the face amount of all outstanding Letters of Credit and all unreimbursed draws in respect of Letters of Credit).

Capitalization Rate:	6.00% for New York City CBD office properties, 7.00% for other office properties, and 7.25% for all retail properties

Consolidated Group:	The Loan Parties and their consolidated subsidiaries.

EBITDA:	For the Consolidated Group and for any period, without duplication, the sum of (a) Net Income of the Consolidated Group, in each case, excluding (i) any non recurring or extraordinary gains and losses for such period, (ii) any income or gain and any loss in each case resulting from early extinguishment of indebtedness and (iii) any net income or gain or any loss resulting from a swap or other derivative contract (including by virtue of a termination thereof), plus (b) an amount which, in the determination of net income for such period pursuant to clause (a) above, has been deducted for or in connection with (i) Interest Expense (plus, amortization of deferred financing costs, to the extent included in the determination of Interest Expense per GAAP), (ii) income taxes, (iii) depreciation and amortization and (iv) all other non-cash charges, all determined in accordance with GAAP for such period, (iv) adjustments as a result of the straight lining of rents, all as determined in accordance with GAAP, plus (c) the Consolidated Group’s pro rata share of the above attributable to interests in Unconsolidated Affiliates.

Fixed Charges:	For the Consolidated Group, without duplication, the sum of (a) Interest Expense, plus (b) scheduled principal payments, exclusive of balloon payments, plus (c) dividends and distributions on preferred stock, if any, plus the Consolidated Group’s pro rata share of the above attributable to interests in Unconsolidated Affiliates, all for the then most recently ended fiscal quarter multiplied by four.

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Funds From Operations	With respect to any period and without double counting, an amount equal to the Net Income, excluding gains (or losses) from sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures; provided that “Funds From Operations” shall exclude impairment charges, charges from the early extinguishment of indebtedness and other non-cash charges as evidenced by a certification of a responsible officer of Parent containing calculations in reasonable detail satisfactory to the Administrative Agent. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect “Funds From Operations” on the same basis. In addition, “Funds from Operations” shall be adjusted to remove any impact of the expensing of acquisition costs pursuant to FAS 141 (revised), as issued by the Financial Accounting Standards Board in December of 2007, and becoming effective January 1, 2009, including, without limitation, (i) the addition to Net Income of costs and expenses related to ongoing consummated acquisition transactions during such period; and (ii) the subtraction from Net Income of costs and expenses related to acquisition transactions terminated during such period.

Indebtedness:	For the Consolidated Group, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

	a)	all obligations for borrowed money and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

	b)	all direct or contingent obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements);

	c)	net obligations under any Swap Contract;

	d)	all obligations to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

	e)	capital leases, Synthetic Lease Obligations and Synthetic Debt;

	f)	all obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference, plus accrued and unpaid dividends;

	g)	indebtedness (excluding prepaid interest thereon) secured by a Lien on property (including indebtedness arising under conditional sales or other title retention agreements) whether or not such indebtedness has been assumed by the grantor of the Lien or is limited in recourse;

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	h)	all Guarantees in respect of any of the foregoing.

For all purposes hereof: (a) Indebtedness shall include the Consolidated Group’s pro rata share of the foregoing items and components attributable to Indebtedness of Unconsolidated Affiliates; (b) the amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date; (c) the amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date and (d) the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

Interest Expense:	Without duplication, total interest expense of the Consolidated Group determined in accordance with GAAP (including for the avoidance of doubt capitalized interest and interest expense attributable to the Consolidated Group’s ownership interests in Unconsolidated Affiliates), all for the then most recently ended fiscal quarter multiplied by four.

Lien:	Any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

Net Income:	The net income (or loss) of the Consolidated Group for the subject period; provided, however that Net Income shall exclude (a) extraordinary gains and extraordinary losses for such period, (b) the net income of any subsidiary of the Parent during such period to the extent that the declaration or payment of dividends or similar distributions by such subsidiary of such income is not permitted by operation of the terms of its organization documents or any agreement, instrument or law applicable to such subsidiary during such period, except that the Parent’s equity in any net loss of any such subsidiary for such period shall be included in determining Net Income, and (c) any income (or loss) for such period of any Person if such Person is not a subsidiary of the Parent, except that the Parent’s equity in the net income of any such Person for such period shall be included in Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Parent or a subsidiary thereof as a dividend or other distribution (and in the case of a dividend or other distribution to a subsidiary of the Parent, such subsidiary is not precluded from further distributing such amount to the Parent as described in clause (b) of this proviso).

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Net Operating Income:	For any real property and for any period, an amount equal to (a) the aggregate gross revenues of the Consolidated Group derived from the operations of such real property during such period, minus (b) the sum of (i) all expenses and other proper charges incurred in connection with the operation of such real property during such period (including accruals for real estate taxes and insurance and any management fees paid in cash, but excluding debt service charges, income taxes, depreciation, amortization and other non-cash expenses), which expenses and accruals shall be calculated in accordance with GAAP.

Observatory EBITDA	For any period, the portion of EBITDA of the Consolidated Group during such period that is derived from operation of the Observatory at the Empire State Building.

Recourse Indebtedness:	Indebtedness for borrowed money (other than under the Facilities) in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, and other similar exceptions to recourse liability) is to any Loan Party.

Secured Indebtedness:	For any Person, Indebtedness of such Person that is secured by a Lien.

Secured Recourse Indebtedness:	For any Person, Recourse Indebtedness of such Person that is secured by a Lien.

Tangible Net Worth:	For the Consolidated Group as of any date of determination, (a) “Owners’ Equity” of Parent on a consolidated basis determined in accordance with GAAP, minus (b) all intangible assets (other than lease intangibles) on a consolidated basis determined in accordance with GAAP plus (c) all depreciation determined in accordance with GAAP.

Total Asset Value:	At any time for the Consolidated Group, without duplication, the sum of the following: (a) an amount equal to (1) Net Operating Income derived from all real property assets owned by the Consolidated Group other than the Observatory at the Empire State Building for the then most recently ended fiscal quarter multiplied by four plus Net Operating Income derived by the Consolidated Group from its operation of the Observatory at the Empire State Building for the then most recently ended period of four fiscal quarters, minus Net Operating Income attributable to real property assets that were sold or otherwise disposed of by the Consolidated Group during then most recently ended period of four fiscal quarters, divided by (2) the Capitalization Rate, plus (b) the aggregate acquisition cost of all owned real property assets acquired by the Consolidated Group during the then most recently ended period of four fiscal quarters, plus (b) the aggregate book value of all unimproved land holdings, mortgage or mezzanine loans, notes receivable and/or construction in progress owned by the Consolidated Group, plus (c) the Consolidated Group’s pro rata share of the foregoing items and components attributable to interests in Unconsolidated Affiliates, plus (d) all Unrestricted Cash.

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Total Indebtedness:	All Indebtedness of the Consolidated Group determined on a consolidated basis.

Total Secured Indebtedness:	All Secured Indebtedness of the Consolidated Group determined on a consolidated basis.

Unconsolidated Affiliates:	An affiliate of the Parent whose financial statements are not required to be consolidated with the financial statements of the Parent in accordance with GAAP.

Unrestricted Cash:	An amount equal to (a) cash and cash equivalents of the Parent, Borrower and its subsidiaries that are not subject to pledge, lien or control agreement (excluding statutory liens in favor of any depositary bank where such cash is maintained), minus (b) the sum of (i) amounts included in the foregoing clause (a) that are with an entity other than the Parent, Borrower or its subsidiaries as deposits or security for contractual obligations and (ii) outstandings under the Facilities.

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Addendum III

Initial Borrowing Base Properties

•	Empire State Building

•	Observatory at the Empire State Building

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Addendum IV

Empire Reserve

Empire State Building

Revolver Reserve Capital Expenditures

	Annual Expenditures Applicable for Revolver Reserve
Project	2013	2014	2015	2016	Total
Roof Repairs & Replacement	376,465	0	0	0	376,465
87th to 105th Floor Waterproofing	2,966,400	0	0	0	2,966,400
Louver & Window Leak Repair	1,912,699	0	0	0	1,912,699
Elevator Modernization	29,097,158	10,150,171	5,075,086	1,691,695	46,014,110
Elevator Shaft Repair	5,640,009	1,564,018	690,402	0	7,894,429
Exterior Freight Hoist	5,840,539	943,204	0	0	6,783,743
Electrical Riser Extension	1,863,121	1,286,504	0	0	3,149,626
Repairs Required by IVI Appraisal	875,500	0	0	0	875,500
Public Assembly - 2nd & 80th Floors	101,713	0	0	0	101,713
SOC Transformation	220,550	0	0	0	220,550

Total	48,894,153	13,943,897	5,765,488	1,691,695	70,295,234